Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                                  Nine Months Ended Sept. 30  Three Months Ended Sept. 30
                                                      1999          1998           1999          1998
                                                   ----------    ----------     ----------    ----------
BASIC
Average shares outstanding                         61,897,876    62,353,218     61,929,197    62,303,033
Net income                                            $41,285      $101,398        $12,442       $13,573

     Per share amount                                   $0.67         $1.63          $0.20         $0.22
                                                        =====         =====          =====         =====

DILUTED
Average shares outstanding                         61,897,876    62,353,218     61,929,197    62,303,033

Effect of dilutive securities based on the
  treasury stock method using the average
  market price if higher than the exercise price      223,579       683,227        193,712       233,608
                                                   ----------    ----------     ----------    ----------
                                                   62,121,455    63,036,445     62,122,909    62,536,641
Net income                                            $41,285      $101,398        $12,442       $13,573

     Per share amount                                   $0.66         $1.61          $0.20         $0.22
                                                        =====         =====          =====         =====